Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-265433

Advanced Micro Devices, Inc.

$500,000,000 3.924% Senior Notes due 2032

$500,000,000 4.393% Senior Notes due 2052

June 7, 2022

Pricing Term Sheet

The information in this pricing term sheet relates only to the offering of the Securities (as defined below) and should be read together with the preliminary prospectus supplement of Advanced Micro Devices, Inc. (the “Company”) dated June 7, 2022 (the “Preliminary Prospectus Supplement”) to its prospectus dated June 6, 2022, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Securities

Issuer	Advanced Micro Devices, Inc.

Trade Date	June 7, 2022

Settlement Date	June 9, 2022 (T+2)

Joint Book-Running Managers

Barclays Capital Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

BNY Mellon Capital Markets, LLC

Standard Chartered Bank

Guzman & Company

Loop Capital Markets LLC

Stern Brothers & Co.

Terms Applicable to the

3.924% Senior Notes due 2032

Anticipated Ratings	A3/A- (Moody’s / S&P)*

Description of Security	3.924% Senior Notes due 2032 (the “2032 Notes”)

Security Type	Senior Unsecured Notes

Legal Format	SEC Registered

Principal Amount	$500,000,000

Maturity Date	June 1, 2032

Interest Payment Dates	Semi-annually on June 1 and December 1 of each year, commencing on December 1, 2022

Record Dates	May 15 and November 15

Interest Rate	3.924%

Benchmark Treasury	2.875% due May 15, 2032

Benchmark Treasury Yield	2.974%

Spread to Benchmark Treasury	+95 basis points

Yield to Maturity	3.924%

Public Offering Price	100% of the principal amount, plus accrued interest, if any

Optional Redemption

Prior to March 1, 2032 (the date that is three months prior to maturity date of the 2032 Notes) (the “Par Call Date”), the Company may redeem the 2032 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP Number	007903 BF3

ISIN	US007903BF39

Terms Applicable to the

4.393% Senior Notes due 2052

Anticipated Ratings	A3/A- (Moody’s / S&P)*

Description of Security	4.393% Senior Notes due 2052 (the “2052 Notes,” and together with the 2032 Notes, the “Securities”)

Security Type	Senior Unsecured Notes

Legal Format	SEC Registered

Principal Amount	$500,000,000

Maturity Date	June 1, 2052

Interest Payment Dates	Semi-annually on June 1 and December 1 of each year, commencing on December 1, 2022

Record Dates	May 15 and November 15

Interest Rate	4.393%

Benchmark Treasury	2.250% due February 15, 2052

Benchmark Treasury Yield	3.143%

Spread to Benchmark Treasury	+125 basis points

Yield to Maturity	4.393%

Public Offering Price	100% of the principal amount, plus accrued interest, if any

Optional Redemption

Prior to December 1, 2051 (the date that is six months prior to maturity date of the 2052 Notes) (the “Par Call Date”), the Company may redeem the 2052 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP Number	007903 BG1

ISIN	US007903BG12

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus, the preliminary prospectus supplement and, when available, the final prospectus supplement if you request it by calling Barclays Capital Inc. at 1-888-603-5847 (toll free), BofA Securities, Inc. at 1-800-294-1322 (toll free), Credit Suisse Securities (USA) LLC at 1-800-221-1037 (toll free), J.P. Morgan Securities LLC at 1-212-834-4533 (toll free) and Wells Fargo Securities, LLC at +1-800-645-3751 (toll free).